                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Total Containment, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            Total Containment, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

March 24, 1999


Dear Shareholder:

  Total Containment, Inc.'s Annual Meeting of Shareholders will be held on Friday, April 16, 1999, at 2:00 p.m., Eastern Time. The Annual Meeting will be held at the Courtyard by Marriott - Philadelphia Airport Courtyard, located at 8900 Bartram Avenue, Philadelphia, Pennsylvania 19153.

  The matters to be acted on at the Annual Meeting are: (a) the election of two Class II directors, and (b) the ratification of the appointment by the Board of Directors of TCI of Grant Thornton LLP as its independent auditors for 1999. These matters are described in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement.

  Thank you for your interest in TCI. I look forward to seeing you at the Annual Meeting.


                                  Sincerely,


                                  /s/ Pierre Desjardins

                                  Pierre Desjardins,
                                  Chairman of the Board

PLEASE SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS
                               SOON AS POSSIBLE.

                              422 Business Center
                               A130 North Drive
                                 P.O. Box 939
                           Oaks, Pennsylvania 19456

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 16, 1999

To the Shareholders of Total Containment, Inc.:

  Notice is hereby given that the Annual Meeting (the "Annual Meeting") of the holders of common stock, $0.01 par value (the "Common Stock"), of Total Containment, Inc. (the "Company") will be held at the Courtyard by Marriott - Philadelphia Airport Courtyard located at 8900 Bartram Avenue, Philadelphia, Pennsylvania 19153 on Friday, April 16, 1999, at 2:00 p.m., Eastern Time:

    1. To elect two Class II directors to hold office until the 2002 Annual Meeting of Shareholders and until their successors shall have been elected and qualified (Matter No. 1);

    2. To ratify the appointment by the Company's Board of Directors of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending December 31, 1999 (Matter No. 2); and

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

  Holders of record of issued and outstanding shares of Common Stock at the close of business on February 26, 1999, are entitled to notice of, and to vote at, the Annual Meeting. Such shareholders may vote in person or by proxy. The stock transfer books of the Company will not be closed.

  The Board of Directors of the Company cordially invites you to attend the Annual Meeting. Whether or not you are personally present, your shares should be represented at the Annual Meeting. Accordingly, please sign and return your proxy in the enclosed envelope.

                                  By Order of the Board of Directors,



                                  Richard H. Gross, Secretary

Dated: Oaks, Pennsylvania
    March 24, 1999

  SHAREHOLDERS ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. THE PROXY IS REVOCABLE AT ANY TIME BY A WRITTEN INSTRUMENT, INCLUDING A LATER DATED PROXY, SIGNED IN THE SAME MANNER AS THE PROXY AND RECEIVED BY THE SECRETARY OF THE COMPANY AT OR BEFORE THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY BY VOTING IN PERSON.

                            TOTAL CONTAINMENT, INC.
                              422 Business Center
                                A130 North Drive
                                  P.O. Box 939
                            Oaks, Pennsylvania 19456


                                PROXY STATEMENT
                               FOR ANNUAL MEETING


                                    GENERAL

INTRODUCTION

  Total Containment, Inc. (the "Company") is a Pennsylvania business corporation headquartered at 422 Business Center, A130 North Drive, Oaks, Pennsylvania 19456.

SOLICITATION OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting (the "Annual Meeting") of holders of Common Stock, $0.01 par value (the "Common Stock"), of the Company to be held at the Courtyard by Marriott - Philadelphia Airport Courtyard located at 8900 Bartram Avenue, Philadelphia, Pennsylvania 19153, at 2:00 p.m., Eastern Time, on Friday, April 16, 1999, and at any adjournment or adjournments thereof. The approximate date upon which this Proxy Statement and the accompanying proxy were first sent, given or otherwise made available to shareholders was March 24, 1999. In addition to the use of the mails, proxies may be solicited by personal interview and telephone by directors, officers and employees of the Company and its subsidiaries. The Company will pay all costs of soliciting proxies.

VOTING SECURITIES

  Holders of record of the Common Stock at the close of business on February 26, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting.

  At the Annual Meeting, each shareholder is entitled to one vote for each share of the Common Stock registered in the shareholder's name as of the Record Date. On the Record Date, there were 4,652,600 shares of the Common Stock outstanding and, accordingly, holders of the Common Stock are entitled to cast a total of 4,652,600 votes at the Annual Meeting. Holders of the Common Stock are not entitled to cumulate votes for the election of directors.

  Of the 4,652,600 shares of Common Stock outstanding, 2,649,000 shares, representing 56.94% of the issued and outstanding shares of Common Stock, are indirectly, beneficially owned by Mr. Marcel Dutil, director of the Company.
Mr. Dutil has informed the Board that he intends to cause all of the 2,649,000 shares of Common Stock of the Company to be voted "FOR" the election of the nominees of the Board of Directors of the Company ("Matter No. 1") and "FOR" the ratification of the appointment of Grant Thornton LLP as the Company's independent auditors for 1999 ("Matter No. 2").

  If the enclosed form of proxy is appropriately marked, signed and returned in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" Matter No. 1 and "FOR" Matter No. 2. Signed proxies will be voted "FOR" or "AGAINST" each other matter which properly comes before the Annual Meeting or any adjournment or adjournments thereof, at the discretion of the persons named as proxyholders as provided in the rules of the Securities and Exchange Commission, including with respect to any matter of which the Company did not receive notice by February 8, 1999.

  With respect to the election of directors (Matter No. 1), each shareholder may cast such holder's votes "FOR" all the nominees or may "WITHHOLD AUTHORITY" to vote for all or for any individual nominee. Votes which are withheld will not be counted for purposes of the election of directors or for the purpose of establishing a quorum.

  With respect to the ratification of the appointment of auditors (Matter No.
2), each shareholder may cast all of such holder's votes "FOR" or "AGAINST" such proposal, or may "ABSTAIN" from voting. Abstentions will be counted as present for purposes of determining the existence of a quorum. However, because the ratification of auditors requires the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote, abstentions will have the effect of a negative vote.

  Under applicable Pennsylvania law, broker non-votes will be counted as present for purposes of determining whether a quorum exists at the Annual Meeting, but a broker non-vote with respect to Matters No. 1 or 2 will not be counted as present for purposes of such Matters and, as a result, will have no effect on the outcome of such Matters.

RIGHT OF REVOCATION

  Any shareholder giving a proxy has the power to revoke it by a written instrument, including a later dated proxy, signed in the same manner as the proxy and received by the Secretary of the Company prior to its exercise. Any shareholder attending the Annual Meeting may also revoke his proxy by voting in person at the Annual Meeting.

QUORUM

  Under the Company's Bylaws, holders of a majority of the shares entitled to vote at the Annual Meeting must be present, in person or by proxy, to constitute a quorum for the transaction of business at the Annual Meeting. Marcel Dutil, a director of the Company, has informed the Board that the 2,649,000 shares of Common Stock he indirectly, beneficially owns will be present, in person or by proxy, at the Annual Meeting so that a quorum will be present.

PRINCIPAL SHAREHOLDERS

  The following table sets forth information, as of the Record Date, as to beneficial owners, either directly or indirectly, of 5% or more of the outstanding shares of the Common Stock.

                                                                                  Amount and Nature         Percent
Name and Address of                                                                 of Beneficial              of
 Beneficial Owner                                                                     Ownership              Class
-------------------                                                                   ---------              -----
Marcel Dutil(1)............................................................           2,649,000(2)(3)        56.94%
270 Chemin du Tremblay
Boucherville, Quebec
J43 5X9

----------------
(1)  Marcel Dutil is a director of the Company.
(2) These shares are indirectly, beneficially owned by Mr. Dutil. Mr. Dutil possesses sole voting and investment power with respect to these shares.
(3) Information in the table is based upon information filed by Mr. Dutil with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and representations made by Mr. Dutil to the Company.

  Because Mr. Dutil beneficially owns a majority of the outstanding shares of Common Stock, Mr. Dutil will be able to elect the nominees of the Board of Directors as Class II directors, and ratify the appointment of Grant Thornton LLP regardless of how other shareholders of the Company may vote at the Annual Meeting.

                                 MATTER NO. 1
                             ELECTION OF DIRECTORS

GENERAL

  The Company's Board of Directors consists of seven members and is divided into three classes: Class I Directors, whose term expires in 2001; Class III Directors whose term expires in 2000; and Class II directors , whose term expires in 1999 at the Annual Meeting and, if and when elected at the Annual Meeting, whose term will expire in 2002. The directors in each Class serve terms of three years each and until their successors are elected and qualified.

  The Board of Directors has fixed the number of directors in Class II at three and has unanimously nominated Mr. Pierre Desjardins, Mr. Marcel Dutil, and Mr. Bernard Gouin for election as Class II directors. Mr. Pierre Desjardins, Mr. Marcel Dutil, and Mr. Bernard Gouin are presently directors of the Company.

  The three nominees who receive the highest number of votes at the Annual Meeting will be elected as Class II directors. Shares represented by properly executed proxies will be voted for the three Class II nominees listed below unless otherwise specified on a shareholder's proxy card. Any shareholder who wishes to withhold authority from the proxyholders to vote for the election of directors, or to withhold authority to vote for any individual nominee, may do so by marking the proxy to that effect. Shareholders cannot cumulate votes for
the election of directors.   No proxy may be voted for a greater number of
persons than the number of nominees named.

  Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any of the nominees become unable to accept the nomination or election, the proxyholders may exercise their voting power in favor of such other person or persons as the Board of Directors may recommend. The Company, however, has no present reason to believe that any nominee listed below will be unable to serve as a director, if elected.

NOMINEES FOR ELECTION AS DIRECTOR AND CONTINUING DIRECTORS

  The following tables set forth, as to each of the nominees for election as Class II directors and as to each of the continuing Class I and Class III directors, his or her age and the period during which he or she has served as a director of the Company.

                                                                                          Director
Name                                                                                Age    Since
----                                                                                ---    -----
NOMINEES FOR ELECTION IN 1999 AS CLASS II
 DIRECTORS TO SERVE UNTIL 2002
     Pierre Desjardins............................................................  57      1996
     Marcel Dutil.................................................................  56      1990
     Bernard Gouin................................................................  46      1996

CONTINUING CLASS III DIRECTORS TO SERVE UNTIL 2000
     Jean-Claude Arpin............................................................  52      1994
     Marc Guindon.................................................................  55      1990

CONTINUING CLASS I DIRECTORS TO SERVE UNTIL 2001
     Paul Gobeil..................................................................  56      1994
     Nycol Pageau-Goyette.........................................................  54      1994

  The principal occupation and business experience during the last five years of each nominee for election as a director of the Company and of each continuing director of the Company is as follows:

  Jean-Claude Arpin. Since 1988, Mr. Arpin has been a Vice President of Royal Bank Capital Corporation, a wholly-owned subsidiary of the Royal Bank of Canada. Mr. Arpin serves as a director of Coscient Group and Consolidated Envirowaste Industries, Inc., each of which is a publicly owned Canadian company.

  Pierre Desjardins. Since September 1996, Mr. Desjardins has served as President and Chief Executive Officer of the Company, and since April 1997, Chairman of the Board of the Company. From 1990 to 1994, he was President and Chief Executive Officer of Domtar, Inc., a publicly owned Canadian pulp and paper corporation. He is currently a director of Discreet Logic, a publicly owned Canadian company that develops, assembles, markets and supports systems for creating, editing and compositing imagery and special effects for film and video. He is also a director of The Canam Manac Group, Inc., a publicly owned Canadian industrial corporation engaged in the manufacture of construction steel components and trailers in Canada, the United States, France and Mexico. He is also a director of Uni-Select Inc., a publicly owned, Canadian company engaged in the distribution of parts and systems for motor vehicles.

  Marcel Dutil. Since 1973, Mr. Dutil has been Chairman of the Board and Chief Executive Officer of The Canam Manac Group, Inc. Mr. Dutil serves as a director of The National Bank of Canada, Quebec Tel Group, Inc. Pharmacies Jean Coutu, Donohue Inc. and Vauquelin Mines Ltd., each of which is a publicly owned company.

  Paul Gobeil. Since October 1990, Mr. Gobeil has served as Vice Chairman of the Board of Directors of Metro-Richelieu, Inc., a publicly owned Canadian food corporation. From December 1989 through September 1993, Mr. Gobeil served as Chairman of the Board of Royal Trust Company, a trust corporation. He also served as Chairman of the Board of Domtar Inc, a publicly owned Canadian pulp and paper corporation, from April 1993 through October 1994. Mr. Gobeil is currently a director of The Canam Manac Group, Inc., Alimentation CoucheTard Inc., a food corporation, Mines Vauquelin Ltee, a mining company, DiagnoCure Inc., a biotechnology company, and the National Bank of Canada, all of which are publicly owned Canadian corporations.

  Bernard Gouin. Since February 1997, Mr. Gouin has been Chief Financial Officer of The Canam Manac Group, Inc. for which Mr. Gouin served as Chief Financial Officer from 1991 to 1992. From 1994 to early 1997, he was President of Belgo Corporation, a distributor of electricity-saving products and a provider of financial management services. From 1992 to 1994, he served as Executive Vice President of Canam Steel Corporation, a manufacturer of construction steel components and the American subsidiary of The Canam Manac Group, Inc.

  Nycol Pageau-Goyette. Since 1977, Ms. Pageau-Goyette has served as President and Chief Executive Officer of Pageau-Goyette Associates, a management company. She is also Chairperson of the Board and Chief Executive Officer of Aeroport de Montreal (the local airport authority of Montreal, Canada).

  Marc Guindon. Mr. Guindon was co-founder of the Company and formerly served as Chairman of the Board from 1990 to 1996, and currently as a director of the Company since 1990, and as Chief Executive Officer from May 1993 to September 1996. From 1985 to 1991, Mr. Guindon served as President and Chief Executive Officer of a privately-held Canadian corporation which, until February 13, 1996, held a majority of the Common Stock of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information concerning the number of shares of Common Stock held as of the Record Date by each nominee for director, each present director, each executive officer named in the compensation table set forth elsewhere herein, and all directors and executive officers as a group.

                                                                    Amount and Nature of Beneficial Ownership
                                                       --------------------------------------------------------------------
                                                            Total        Sole Voting      Shared Voting        Percent
                                                         Beneficial     or Dispositive   or Dispositive           of
Name of Beneficial Owner                                  Ownership         Power             Power            Class(1)
------------------------                               ---------------  --------------  -----------------  ----------------
Jean-Claude Arpin....................................            5,000           5,000              --                --
Pierre Desjardins(2)(3)..............................          221,000         220,000           1,000(4)           4.60%
Marcel Dutil(2)(5)...................................        2,649,000       2,649,000              --             56.94%
Nycol Pageau-Goyette.................................              200             200              --                --
Paul Gobeil..........................................            7,000           7,000              --                --
Bernard Gouin(2).....................................               --              --              --                --
Marc Guindon.........................................               --              --              --                --

Other Named Executive Officers
------------------------------
Jeffrey Boehmer(6)...................................           54,000          54,000              --               1.1%
Richard DiMaggio(7)..................................           20,000          20,000              --                --
Homer A. Holden(8)...................................           68,000          68,000              --               1.4%
John Wright Jr.(9)...................................           36,000          36,000              --                --
All directors and named executive officers
 as a group (11 persons).............................        3,060,200       3,059,200           1,000             61.69%

---------------------
(1) Unless otherwise indicated, amount owned does not exceed 1% of the total number of shares of Common Stock outstanding as of the Record Date.
(2) Indicates a nominee for election as a Class II director at the Annual
    Meeting.
(3) Includes 150,000 shares which may be acquired by Mr. Desjardins upon exercise of options granted in September 1996 in connection with his employment which are presently exercisable. Does not include 75,000 shares subject to options granted in September 1996 in connection with his employment which are not exercisable within 60 days after the Record Date.
(4) Includes 1,000 shares of Common Stock owned by Mr. Desjardins' spouse with respect to which Mr. Desjardins disclaims beneficial ownership.
(5) Includes 2,649,000 shares of Common Stock indirectly, beneficially owned by Marcel Dutil. Mr. Dutil possesses sole voting and investment control with respect to such shares.
(6) Includes 54,000 shares which may be acquired by Mr. Boehmer upon the exercise of options granted under the Company's 1994 Stock Compensation Plan (the "1994 Plan") which are vested and presently exercisable or exercisable within 60 days after the Record Date. Does not include 16,000 shares which may be acquired by Mr. Boehmer in the future in connection with options granted under the 1994 Plan which are not vested and are not exercisable within 60 days after the Record Date.
(7) Includes 20,000 shares which may be acquired by Mr. DiMaggio upon the exercise of options granted under the Company's 1994 Plan which are vested and presently exercisable or exercisable within 60 days after the Record Date. Does not include 30,000 shares which may be acquired by Mr. DiMaggio in the future in connection with options granted under the 1994 Plan which are not vested and are not exercisable within 60 days after the Record Date.
(8) Includes 68,000 shares which may be acquired by Mr. Holden upon the exercise of options granted under the Company's 1994 Plan which are vested and presently exercisable or exercisable within 60 days after the Record Date. Does not include 12,000 shares which may be acquired by Mr. Holden in the future in connection with options granted under the 1994 Plan which are not vested and are not exercisable within 60 days after the Record Date.
(9) Includes 16,000 shares which may be acquired by Mr. Wright upon the exercise of options granted under the Company's 1994 Plan which are vested and presently exercisable or exercisable within 60 days after the Record Date. Does not include 34,000 shares which may be acquired by Mr. Wright in the future in connection with options granted under the 1994 Plan which are not vested and are not exercisable within 60 days after the Record Date.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors of the Company has a standing Audit Committee and Compensation Committee. The entire Board of Directors of the Company assumes the role of a nominating committee. Pursuant to the Company's Bylaws, the Board of Directors is authorized to create such other permanent or temporary committees as it deems necessary. The Chief Executive Officer of the Company is an ex-officio member of all committees of the Board of Directors.

  The Audit Committee serves as the principal liaison among the Board of Directors, the Company's independent accountants and the Company's internal staff in connection with the Company's audit function. In addition, the Audit Committee makes recommendations to the Board of Directors concerning the selection of independent accountants to audit the books and accounts of the Company and the performance of nonaudit services. The present members of the Audit Committee are Messrs. Desjardins, Gobeil, Gouin, and Guindon. The Audit Committee met five times during 1998.

  The Compensation Committee makes recommendations to the Board of Directors with respect to compensation of members of the Company's executive staff. The members of the Compensation Committee are Messrs. Arpin, Dutil, Gobeil and Desjardins. The Compensation Committee met twice during 1998.

BOARD MEETINGS

  During 1998, the Board of Directors held seven regular meetings. All members of the Board attended each of the regular meetings, and one member attended all but one of the aggregate number of meetings of committees of which he or she is a member.

COMPENSATION PAID TO DIRECTORS

  Directors of the Company who are not executive officers of the Company are paid a quarterly retainer of $2,500 plus $500 per Board meeting attended. In addition, outside directors receive $250 for each regular committee meeting they attend.

  The Company maintains a directors' and officers' liability insurance policy with National Union Fire Insurance Company of Pittsburgh, Pennsylvania. The policy covers all directors, officers and employees of the Company and its subsidiaries for liability, loss, damage and expense which they may incur in their capacities as such (subject to certain exclusions and exceptions), at a premium cost to the Company, as of the date of the Annual Meeting, of approximately $100,000 per year.

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

ROLE OF THE COMPENSATION COMMITTEE

  The role of the Compensation Committee of the Board of Directors of the Company is to establish the compensation philosophy of the Company and monitor compensation plans and amounts for conformity with the philosophy.

  The Compensation Committee's role includes establishing company-wide compensation and benefits plans, reviewing and adopting the Chief Executive Officer's (the "CEO") recommendations for compensation for executive and other senior officers, and reviewing and determining the compensation for the CEO.

  The Compensation Committee generally meets once a year. All actions of the Compensation Committee are reported to the full Board of Directors for ratification. The CEO is a member of the Compensation Committee but does not vote on any matters impacting the CEO's compensation or employment status.

EXECUTIVE COMPENSATION PHILOSOPHY

  The Company's executive officer compensation program is predicated on a pay for performance philosophy, and as such, a substantial part of the executives' compensation is performance based. Within this framework, the total compensation program must enable the Company to attract, retain, motivate, and reward executive officers who are critical to the success of the Company.

  Total compensation for executive officers at the Company is a mixture of non-variable elements such as salary and benefits and variable elements such as short-term and long-term incentives. Total compensation can vary from year to year given the Company's considerable emphasis on the incentive compensation programs. Therefore, total compensation for executive officers at the Company is contingent on incentive plans which are themselves tied to the Company's financial performance.

  The Revenue Reconciliation Act of 1993 imposes a limit of $1,000,000 on annual compensation to certain executives or the corporation loses the ability to deduct compensation in excess of such amount, subject to certain exceptions. The Compensation Committee did not specifically design the Company's compensation program for 1998 to meet the requirements of the Act because the Compensation Committee does not believe that compensation payable to any executive officer during 1998 will result in any loss of deduction to the Company.

SPECIFIC EXECUTIVE COMPENSATION PROGRAMS

  In connection with setting executive compensation, the Compensation Committee reviews (a) the compensation paid to the executive in the preceding year against the executive officer's performance as outlined by the CEO and the President of the Company, (b) the results of operations of the Company for the year against the projected results of operations of the Company for the period, and (c) any other factor which the Committee deems relevant, in any applicable year, in assessing the performance of an executive (the "Compensation Criteria").

  The components of total compensation at the Company include salary, short-term and long-term incentives, benefits and perquisites. Set forth below is a discussion each of these components.

SALARY

  Salary serves as the foundation for the Company's total compensation program. Salaries have been established for all positions including executive officers. Salaries are based on competitive pay practices and on the Company's assessment of the importance of the position. Certain executive officers have entered into employment agreements with the Company which provide for the payment of a pre-established base salary that is subject to an annual review by the entire Board for the purpose of considering possible increases in such salaries. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements" herein. Salary adjustments for all positions are considered at the beginning of each calendar year and are based on the Compensation Criteria.

INCENTIVE PLANS

  The Company awards cash bonuses to its executive officers as its short-term incentive plan. The cash bonus plan for executive officers is designed to reward the accomplishment of specific annual financial objectives. Awards, in the form of cash compensation, are made to plan participants based upon the Company's pre-tax income and discretionary objectives. Under the cash bonus plan, each executive officer is entitled to receive a cash bonus in an amount ranging from zero to 18.75% of base salary and could be as high as 37.5% for exceptional results if the Company earned a pre-determined target amount of pre-tax income (the "Target Income") for the year ended December 31, 1998 as well as zero to 12.5% of base salary earned by meeting certain discretionary objectives. In addition, executive officers are entitled to receive an aggregate cash bonus in an amount equal to 15% of pre-tax income in excess of the Target Income.

  The Company uses a stock compensation plan as its long-term incentive plan. The purpose of this plan is to motivate and reward long-term performance defined as the creation of shareholder value and the achievement of consistent, long-term return on equity goals.

  The stock option plan relates a significant portion of executive compensation to increases in shareholder value. The plan promotes increased ownership of Common Stock by executives, as well as providing significant compensation when shares are sold at a price in excess of the exercise price.

  All grants under the option plan are made at fair market value as of the date of grant. The number of options granted to each executive officer is based on the Compensation Criteria and on the potential long-term value of any options granted and the total number of options to be granted in any year as a percentage of total shares outstanding.

BENEFITS AND PERQUISITES

  The Company's executives participate in the same benefit program as applies to all employees of the Company. There are no additional insurance programs or welfare benefits for executives. Any perquisites for executives are business related and are intended to allow the executive to operate in as efficient a manner as possible.

SUMMARY

  The Compensation Committee believes that the Company's overall executive compensation program has performed well in attracting, retaining and rewarding executives.


                                  COMPENSATION COMMITTEE

                                  Jean-Claude Arpin, Marcel Dutil, Pierre
                                   Desjardins, Paul Gobeil

EXECUTIVE COMPENSATION

  The following table sets forth information for the years ended December 31, 1998, 1997 and 1996, concerning compensation for services in all capacities awarded to, earned by or paid to (i) the chief executive officer, and (ii) the other executive officers of the Company who earned more than $100,000 during 1998 (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                       Long-Term
                                                Annual Compensation                    ---------
                                  ------------------------------------------------    Compensation
                                                                                        Awards
                                                                                        ------
                                                                                       Securities               All
                                                                                       Underlying              Other
Name and Principal                                 Salary              Bonus            Options/           Compensation
     Position                        Year            ($)               ($)(1)           SARs(2)                 ($)
--------------------------------  -----------  ---------------        --------      -----------------     ----------------
Pierre Desjardins...............         1998         $300,000        $180,000                    --                   N/A
 .  Chairman of the Board,                1997          300,000             N/A                    --                   N/A
   President,and Chief Executive         1996          100,000             N/A               225,000                   N/A
    Officer

Jeffrey Boehmer.................         1998         $101,667        $ 44,688                    --                   N/A
 .  Vice President--Operations            1997          100,000             N/A                    --                   N/A
                                         1996           95,000             N/A                    --                   N/A

Richard DiMaggio................         1998         $135,000        $ 33,345                    --                   N/A
 .   Vice President                       1997          120,000             N/A                    --                   N/A
                                         1996          120,000             N/A                50,000                   N/A

Homer N. Holden.................         1998         $113,000        $ 47,686                    --                   N/A
 .  Vice President--Research              1997          113,000           5,510                    --                   N/A
    and Product Development              1996          110,000               0                30,000                   N/A

John Wright Jr..................         1998         $117,500        $ 55,900                20,000                   N/A
 .  Vice President--Marketing             1997           59,583           3,440                30,000                   N/A
   and Engineering                       1996              N/A             N/A                   N/A                   N/A

---------------
"N/A" indicates that the item is not applicable because no compensation of the category required to be disclosed in the column was received.

(1) Amounts listed as bonus were accrued in the year listed but were not paid until the subsequent year.

(2) Indicates number of shares for which options were granted under the Company's stock compensation plans during the applicable periods.

  The following table sets forth information concerning grants of stock options for the fiscal year ended December 31, 1998 to the Named Executive Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                      Individual Grants
                                   -------------------------------------------------
                                     Number of    % of Total
                                    Securities     Options/                                Potential Realizable
                                    Underlying       SARs                                    Value at Assumed
                                     Options/     Granted to   Exercise                   Annual Rates of Price
                                       SARs        Employees    or Base                  Appreciation foR Option
                                    Granted(1)     in Fiscal   Price (2)  Expiration               Term
                                                                                         ---------------------------
                                      (#)            Year       ($/Sh)       Date          5% ($)(3)      10% ($)(3)
                                   ----------     ----------   --------   ----------     -----------      ----------
Pierre Desjardins................           0            N/A        N/A          N/A         N/A             N/A
Jeffrey Boehmer..................           0            N/A        N/A          N/A         N/A             N/A
Richard DiMaggio.................           0            N/A        N/A          N/A         N/A             N/A
Homer N. Holden..................           0            N/A        N/A          N/A         N/A             N/A
John Wright Jr...................      20,000          22.73%     $4.75      4/17/08     $59,745        $151,406

------------------------
(1)  All amounts represent incentive stock options.  No SARs or SARs granted in
     tandem with options were granted during 1998.   Options have a term of ten
     years from the date of grant. Options vest at the rate of 20% per year for five consecutive years beginning one year from the date of grant. Options are not exercisable following an optionee's voluntary termination of employment other than by reason of retirement or disability
(2) In the case of each option grant, the exercise price per share is equal to the fair market value on the date the option was granted. The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.
(3) The dollar amounts set forth under these columns are the result of calculations made at the 5% and 10% appreciation rates set forth in Securities and Exchange Commission regulations and are not intended to indicate future price appreciation, if any, of the Common Stock.

  The following table sets forth information concerning the exercise of options to purchase shares of Common Stock by the Named Executives during the fiscal year ended December 31, 1998, as well as the number of securities underlying unexercised options and potential value of unexercised options (both options which are presently exercisable and options which are not presently exercisable) as of December 31, 1998.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUE(1)

                                                                                    Number of               Value of
                                                                                   Securities             Unexercised
                                                                                   Underlying             In-the-Money
                                                                                 Options/SARs at        Options/SARs at
                                                                                 Fiscal Year-End        Fiscal Year-End
                                                                                       (#)                   ($)(2)
                                            Shares Acquired   Value Realized      Exercisable/            Exercisable/
        Name                                on Exercise (#)        ($)            Unexercisable          Unexercisable
        ----                                ---------------   --------------   -------------------   ----------------------
Pierre Desjardins.........................                0                0      150,000 / 75,000      $609,375 / $304,688
Jeffrey Boehmer...........................                0                0       40,000 / 30,000      $ 71,000 / $106,500
Richard DiMaggio..........................                0                0       20,000 / 30,000      $ 68,750 / $103,125
Homer N. Holden...........................                0                0       52,000 / 28,000      $ 53,250 / $ 79,875
John Wright Jr............................                0                0        6,000 / 44,000      $ 25,125 / $144,250

-------------------
(1) All amounts represent stock options. No SARs or SARs granted in tandem with stock options were either exercised during 1998 or outstanding at fiscal year-end 1998.
(2) "In-the-money options" are stock options with respect to which the market value of the underlying shares of Common Stock exceeded the exercise price at December 31, 1998. The value of such options is determined by subtracting the aggregate exercise price for such options from the aggregate fair market value of the underlying shares of Common Stock.


EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  As of September 3, 1996, the Company entered into an employment agreement with Pierre Desjardins under which Mr. Desjardins serves as President and Chief Executive Officer of the Company. The initial term of the employment agreement is three years, subject to an automatic one year extension on each anniversary date thereof, unless the Company gives written notice to Mr. Desjardins of an intention not to renew. Mr. Desjardins will receive an annual base salary of $300,000 per year under the employment agreement. Mr. Desjardins was granted options to purchase 225,000 shares of Common Stock. The Company may terminate the employment agreement for cause. In the event the Company terminates the employment agreement without cause (as defined in the employment agreement), Mr. Desjardins is entitled to, among other things, an amount equal to the total salary due for the unexpired term of the employment agreement.

  In 1994, the Company entered into employment agreements with Homer N. Holden and Jeffrey Boehmer. In 1996, the Company entered into an employment agreement with Richard DiMaggio. In 1997, the Company entered into an employment agreement with John Wright Jr. Under the respective employment agreements, Homer
N. Holden serves as Vice President of Research and Product Development, Richard DiMaggio serves as Vice President, John Wright Jr. serves as Vice President Marketing and Engineering, and Jeffrey Boehmer serves as Vice President of Operations. The initial term of each employment agreement is three years, subject to an automatic one year extension on each anniversary date thereof, unless either party gives notice to the other of an intention not to renew. The terms of the employment agreements provide an annual base salary of $118,000 to Mr. Holden, $135,000 to Mr. DiMaggio, $130,000 to Mr. Wright, and $110,000 to Mr. Boehmer. The employment agreements provide for an annual review by the Board of the executives' base salaries for purposes of considering possible increases thereto. The employment agreements also provide for the payment of bonuses and the award of stock options in such amounts as shall be determined by the Board. In addition, in the event of termination by the Company of an executive as a result of disability or without cause (as defined in the employment agreements), the terminated executive is entitled to continued payments of his base salary for a period not to exceed the lesser of: (a) six months or (b) the date of the executive's death, which amount will be offset by any payments received by the executive under any disability plan sponsored by the Company. The employment agreements also contain certain confidentiality, non-competition and non-solicitation provisions. None of the employment agreements contains a change-in-control provision.

ADDITIONAL INFORMATION REGARDING DIRECTORS AND OFFICERS

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers, and any persons owning ten percent or more of the Common Stock, to file in their personal capacities initial statements of beneficial ownership, statements of changes in beneficial ownership and annual statements of beneficial ownership with the Securities and Exchange Commission (the "SEC"). Persons filing such beneficial ownership statements are required by SEC regulation to furnish the Company with copies of all such statements filed with the SEC. The rules of the SEC regarding the filing of such statements require that "late filings" of such statements be disclosed in the Company's proxy statement. Based solely on the Company's review of any copies of such statements it received and on written representations from directors and officers, the Company believes that all such statements were timely filed in 1998 except for a Form 3 required to be filed by both Mr. Richard DiMaggio and Mr. Keith R. Ruck, Chief Financial Officer of the Company. Messrs. DiMaggio and Ruck each filed the required Form 3, along with a Form 5, in 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Pierre Desjardins, President and Chief Executive Officer of the Company, serves as a member of the Compensation Committee, although he does not participate in or vote on matters concerning his own benefits or awards. The Board of Directors believes that Mr. Desjardins' position with the Company provides him with perspective valuable to the Compensation Committee in connection with performance of its duties.

  Mr. Desjardins also serves as a member on the Board of Directors and as a member of the Human Resources Committee of The Canam Manac Group, Inc. Mr. Marcel Dutil, member of the Board of Directors of the Company and member of the Compensation Committee of Board of Directors of the Company, is the Chairman and Chief Executive Officer of The Canam Manac Group, Inc.

PERFORMANCE GRAPH

  The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return on the Nasdaq Market Value Index, Peer Group Index 083 and Peer Group Index 621 for the periods indicated. Because there was no public market for the Common Stock prior to the Offering, information is presented only for the period from February 25, 1994 (the date the Common Stock commenced trading on the Nasdaq Stock Market) through December 31, 1998. The graph assumes an initial investment of $100.00 with dividends, if any, reinvested over the periods indicated.



                                    (GRAPH)




                                                                                     FISCAL YEAR ENDED
                                                              -------------------------------------------------------------
                                                     February     1994        1995        1996         1997        1998
                                                     25, 1994   ---------  ----------  -----------  ----------  -----------
                                                     ---------
The Company........................................    $100.00     $86.42     $ 39.51      $ 33.33     $ 27.16      $ 68.52
Peer Group Index 083(1)............................     100.00      86.87       98.61       146.00      234.95       215.05
Peer Group Index 621(1)............................     100.00      80.72      106.08       125.72      177.34       161.19
NASDAQ Market Value Index..........................     100.00      97.21      126.09       156.68      191.60       270.32

-------------------
(1) For each of the years in the five year period ended December 31, 1998 the Peer Group Index 083 consisted of those companies that comprised the Media General Industry Group Index 083 -- Other Business and Institutional Equipment. The composition of Peer Group Index 083 is as follows:
    Educational Development Corp., Hon Industries, Inc.; Kimbal International B, Knoll Inc., Lear Corp., Miller Herman, Inc., Mity Lite, Inc., Norwood Promotional Prod., Open Plan Systems, Inc., Polyvision Corp., Tab Products
    Co., Virco Manufacturing CP., and Winsloew Furniture, Inc.   Media General
    Financial Services ("Media General") will no longer support Peer Group Index 083 in the future as a result of a restructuring of its industry group classification system. The Company has selected Media General's Group Index 621 - Industrial Equipment/Components ("Peer Group Index 621") as the new peer group index to be used in the performance graph in the future in lieu of Peer Group Index 083. The Composition of Peer Group Index 621 is as follows: Aeroquip-Vickers, Inc., Aztec Manufacturing Co., BMC Industries, Inc., Central Sprinkler Corp., CompX International Inc., Driver-Harris Co., General Magnaplate Corp., Intermagnetics General Corporation, Kinark Corp., Margate Industries Inc., Masco Corp., Material Sciences Corp., Morton Industrial Group Inc., Ocal Inc., Parker-Hannifen Corp., Raytech Corp., Richton International Corp., The Shaw Group Inc., Sun Hydraulics Corp., Total Containment, Inc., United Capital Corp. and Watts Industries Inc.

                                  MATTER NO. 2

                      RATIFICATION OF INDEPENDENT AUDITORS

  The Board of Directors of the Company has appointed the firm of Grant Thornton LLP, independent accountants, to provide auditing and accounting services for the Company and its subsidiaries during fiscal year 1999. Such appointment is being submitted to shareholders for ratification.

  Grant Thornton LLP replaced Price Waterhouse LLP, which firm, on December 3, 1997, resigned as the Company's independent accountants in the midst of a disagreement with the Company relating to the recoverability of a $6.8 million deferred tax asset recorded by the Company during the third quarter of 1997.

  During the third quarter of 1997, the Company sustained a $20 million operating loss due in large measure to an $18 million warranty charge and certain other charges of $2.6 million. Based on its review of all evidence and other information available to it at September 30, 1997, the Company recorded, as an asset, a $6.8 million tax benefit represented by deferred taxes which management believed were fully realizable, based on the Company's historical results of operations, management's forecast of future taxable income, and other factors. Based on procedures performed in connection with its review of the Company's unaudited financial information for the quarter ended September 30, 1997, Price Waterhouse LLP stated that the Company should record a substantial valuation allowance (thus decreasing the amount of the deferred tax asset) because, in its view, the objective evidence indicated it is more likely than not that such deferred asset would not be fully realized in the future. A substantial increase in the valuation allowance would have reduced the Company's assets, net worth and net income by the amount of the increase in the valuation allowance. This matter was discussed by the Company's Audit Committee with representatives of Price Waterhouse LLP and was not resolved at the time of Price Waterhouse's resignation or the appointment of Grant Thornton LLP prior to the commencement of the 1997 year-end audit.

  The Company evaluated whether a valuation allowance is appropriate under all the facts and circumstances existing at December 31, 1997 in connection with the 1997 audit process and had concluded that a valuation allowance of approximately $275,000 was required to cover various state net operating loss carryforwards with relatively short carryforward periods. Grant Thornton LLP concurred with the Company's determination that no additional valuation allowance was required. The Company was unable to quantify the amount of a valuation allowance Price Waterhouse LLP would have required.

  The Company authorized Price Waterhouse LLP to respond fully to all inquiries of Grant Thornton LLP concerning the subject matter of the disagreement referenced above.

  The Company did not consult with Grant Thornton LLP regarding any accounting matter during the fiscal years ended December 31, 1996 and 1997 or any subsequent interim period prior to engaging Grant Thornton LLP.

  Grant Thornton LLP has conducted the audit of the financial statements of the Company and its subsidiaries for the year ended December 31, 1998. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. These representatives will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 1999 FISCAL YEAR. The affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting is required to ratify the appointment. All proxies will be voted "FOR" ratification of the appointment unless a shareholder specifies to the contrary on such shareholder's proxy card.

                         SHAREHOLDER PROPOSALS FOR 2000

  Shareholders may propose matters for consideration at annual meetings of shareholders by notice in writing, delivered to or mailed and received by the Secretary of the Company no later than February 7, 2000. If proposals are submitted after February 7, 2000, management proxyholders could have discretionary authority to vote on those proposals at the 2000 annual meeting.

  The 2000 Annual Meeting of Shareholders of the Company will be held on or about April 14, 2000. Any shareholder desiring to submit a proposal to be considered for inclusion in the 2000 proxy materials must submit such proposal or proposals in writing, addressed to the Company at 422 Business Center, A130 North Drive, Oaks, Pennsylvania 19456, Attention: Secretary, on or before November 24, 1999.

                      DIRECTOR NOMINATIONS BY SHAREHOLDERS

  The Bylaws of the Company permit nominations for election to the Board of Directors to be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. All shareholder nominations are referred to the Board of Directors or a committee of the Board of Directors for consideration. In determining the nominees for director for 2000, the Board will consider nominees recommended by shareholders. Such shareholder recommendations should be made in writing no later than January 1, 2000, addressed to Corporate Secretary, 422 Business Center, A130 North Drive, P.O. Box 939, Oaks, Pennsylvania 19456.

  Under the Bylaws, nominations for director to be made at the Annual Meeting by shareholders entitled to vote for the election of directors must be preceded by written notice, received at the principal executive office of the Company not less than 90 days prior to the Annual Meeting; provided, however, that if less than 15 days' notice of the Annual Meeting is given to shareholders, such written notice must be delivered to the Company not later than the close of the third day following the day on which notice of the Annual Meeting was mailed to shareholders. The notice must contain certain information specified in the Bylaws, and should be delivered or mailed to the attention of the Secretary of the Company. No notice of nomination for election as a director has been received from any shareholder as of the date of this Proxy Statement. If a nomination is attempted at the Annual Meeting which does not comply with the procedures required by the Bylaws or if any votes are cast at the Annual Meeting for any candidate not duly nominated, then such nomination and/or such votes may be disregarded.

                                 OTHER MATTERS

  The Board of Directors does not intend to bring any other matter before the Annual Meeting and is not presently informed of any other business which others may bring before the Annual Meeting. If any other matters should properly come before the Annual Meeting, or any adjournment or adjournments thereof, however, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may determine.

                                  BY ORDER OF THE BOARD OF DIRECTORS


                                  Richard H. Gross, Secretary

March 24, 1999

                   PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW.

                                               NOTICE OF 1999 ANNUAL MEETING AND
                                                                 PROXY STATEMENT

                                  PROXY CARD

                            TOTAL CONTAINMENT, INC.

          THIS PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

     I/We hereby appoint Keith R. Ruck and John R. Wright, Jr., or any one of them acting in the absence of others, as proxyholders, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Total Containment, Inc. (the "Company") held of record by me/us on February 26, 1999, at the Annual Meeting of Shareholders to be held on April 16, 1999, or at any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF INDEPENDENT AUDITORS. This proxy will be voted, in the discretion of the proxyholders, upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof as provided in the rules of the Securities and Exchange Commission.

                   (Please vote and sign on the other side)

              For all                  WITHHOLD
              nominees                 AUTHORITY
              listed at                to vote for
              right (except)           all nominees
              as marked to             listed at      Nominees:
              the contrary)            right          Pierre Desjardins
                                                      Marcel Dutil
                                                      Bernard Gouin

MATTER NO. 1
ELECTION OF
CLASS I
DIRECTORS      [    ]                    [    ]

                                FOR         AGAINST       ABSTAIN
MATTER NO. 2
RATIFICATION OF
INDEPENDENT AUDITORS            [  ]          [  ]          [  ]
DIRECTORS

                 Please mark, sign, date and return the proxy
                   card promptly using the enclosed envelope

Signature                                          Date:
         ------------------------------------            ------------------
Signature                                          Date:
         ------------------------------------            ------------------
           Signature if held jointly


NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.